Exhibit 10.81

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT FOR EMPLOYEES

UNDER THE BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Target No. of Performance-Based Restricted Stock Units (“PSUs”):	(the “Target Award”)

Maximum No. of PSUs:[1]

Grant Date:

Performance Cycle Start Date:

Performance Cycle End Date:

Pursuant to the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Blueprint Medicines Corporation (the “Company”) hereby grants an award of the target number of PSUs listed above (an “Award”) to the Grantee named above subject to the terms and conditions in this Performance-Based Restricted Stock Unit Award Agreement, including the Performance Multiplier for Performance Cycle attached hereto as Exhibit A, the Privacy Notice attached hereto as Exhibit B, the General Terms and Conditions for Non-U.S. Grantees attached hereto as Exhibit C and any Country-Specific Terms and Conditions for the Grantee’s country attached hereto as Exhibit D (collectively, the “Agreement”), and in the Plan. Each PSU shall relate to one share of Common Stock, par value $0.001 per share, of the Company (the “Stock”).

1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (a) the PSUs have vested as provided in Paragraphs 2, 3 or 4 of this Agreement and (b) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.Vesting of PSUs. Subject to Paragraphs 3 and 4 of this Agreement, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse as follows:

(a)Number of Awardable PSUs. The number of PSUs, if any, that shall be awardable for a Performance Cycle shall equal the Grantee’s Target Award multiplied by the Performance Multiplier for such Performance Cycle, subject to the terms hereof. The number of PSUs awardable for a Performance Cycle (if any) shall be rounded to the nearest whole share of

[1]	Should be 200% of target and not more than 1,460,084 shares.

Stock. The Performance Multiplier shall be determined as set forth on Exhibit A, attached hereto.

(b)Administrator Determination. Following the conclusion of the Performance Cycle, the Administrator shall determine and certify in writing the actual number, if any, of PSUs that shall be awardable as of the final day of such Performance Cycle, using the calculation set forth in Paragraph 2(a) of this Agreement, subject to adjustment as set forth in Section 12 of the Plan (the “Administrator Determination”).

(c)Vesting. Provided the Grantee remains in a continuous Service Relationship through the date of the Administrator Determination and the third anniversary of the Grant Date, the total number, if any, of awardable PSUs calculated pursuant to the Administrator Determination shall become earned and vested on the third anniversary of the Grant Date (the “Vesting Date”). The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2, subject to this Agreement and the Plan.

3.Termination of Service Relationship.

(a)General. If the Grantee’s Service Relationship terminates prior to the Vesting Date for any reason other than due to the Grantee’s death or disability, any PSUs that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives, will thereafter have any further rights or interests in such unvested PSUs.

(b)Death/Disability. Notwithstanding anything stated to the contrary in this Agreement, if the Grantee’s Service Relationship terminates due to the Grantee’s death or disability (x) prior to the Administrator Determination (or Sale Event Administrator Determination, if applicable), then the Target Award shall immediately vest and become payable as of the date of such termination, or (y) on or following the Administrator Determination (or Sale Event Administrator Determination, as applicable) but prior to the Vesting Date or Sale Event Vesting Date, as applicable, then the total number, if any, of awardable PSUs calculated pursuant to the Administrator Determination (or Sale Event Administrator Determination, if applicable) shall immediately become earned and vested on the date of such termination.

The Company’s determination of the reason for termination of the Grantee’s Service Relationship shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees.

4.Sale Event.  Notwithstanding anything stated to the contrary above in this Agreement, upon a Sale Event prior to the Administrator Determination, the following shall occur:

(a)The Administrator shall determine the number of PSUs awardable equal to the higher of (i) the Target Award and (ii) the Target Award multiplied by the Performance Multiplier determined for the Sale Event Performance Cycle based on Total Shareholder Return percentile rank for the Sale Event Performance Cycle relative to the Performance Measurement Index for such Sale Event Performance Cycle (the “Sale Event Administrator Determination”). The awardable PSUs pursuant to the Sale Event Administrator Determination shall become vested on the third anniversary of the Grant Date, subject to the Grantee’s continuous Service Relationship through such date (the “Sale Event Vesting Date”).

(b)In the event that subsequent to a Sale Event and before the Sale Event Vesting Date, the Grantee’s Service Relationship terminates for any reason other than a Sale Event Termination or the Grantee’s death or disability, the Grantee shall automatically and immediately forfeit the right to receive any portion of the Award including any portion of the Award that may have been awardable pursuant to the Sale Event Administrator Determination.

(c)In the event a Sale Event Termination occurs with respect to the Grantee prior to the Sale Event Vesting Date, subject to the Grantee’s execution and non-revocation of a severance agreement within sixty (60) days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer, the outstanding awardable PSUs pursuant to the Sale Event Administrator Determination shall immediately vest and become payable as of the date of such Sale Event Termination.

(d)If as a result of a Sale Event, no Stock remains outstanding and the surviving corporation (or its ultimate parent) does not agree to assume, continue or convert the portion of any Award that was awardable prior to or as a result of such Sale Event into a number of restricted stock units of equivalent value of the surviving corporation (or its ultimate parent), then the awardable PSUs pursuant to the Sale Event Administrator Determination shall be deemed vested and payable as of the Sale Event Date, provided the Grantee remains in a continuous Service Relationship through such date.

5.Issuance of Shares of Stock. As soon as practicable following the Vesting Date, Sale Event Vesting Date, or accelerated vesting date pursuant to Paragraphs 3(b), 4(c) or 4(d) of this Agreement, as applicable (but in no event later than two and one-half months after the end of the year in which such applicable date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of PSUs that have vested pursuant to Paragraphs 2, 3 or 4 of this Agreement and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

6.Defined Terms. The following terms shall have the following respective meanings:

(a)“Cause” shall have the same meaning as that set forth in the Employment Agreement, or if the Grantee has no Employment Agreement with such a term, “Cause” shall mean a determination by the Company that the Grantee’s Service Relationship terminates as a result of (i) the Grantee’s dishonest statements or acts with respect to the Company or any Subsidiaries, or any of its or their current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Grantee’s failure to perform services to the reasonable satisfaction of the applicable Service Recipient which failure continues, in the reasonable judgment of the applicable Service Recipient, after written notice given to the grantee by the applicable Service Recipient; (iv) the Grantee’s gross negligence, willful misconduct, or breach of fiduciary duty with respect to the Company or any Subsidiary; or (v) the Grantee’s material violation of any provision of any written agreement(s) between the Grantee and the Company or any Subsidiary relating to noncompetition, nondisclosure and/or assignment of inventions.

(b)“Closing Stock Price” means the Stock Price as of the last day of the Performance Cycle (or Sale Event Performance Cycle, as applicable).

(c)“Employment Agreement” means the employment agreement entered into between the Grantee and the Company or Service Recipient, as applicable, including any and all amendments thereto, in effect as of the termination of Grantee’s employment.

(d)“Good Reason” shall have the meaning set forth in the Employment Agreement, or if the Grantee has no Employment Agreement with such a term, the meaning set forth in the Change in Control Severance Plan of the Company or Subsidiary, as applicable to the Grantee, in effect as of the termination of Grantee’s employment.

(e)“Initial Stock Price” means the Stock Price as of the twenty-first consecutive trading day of the Performance Cycle.

(f)“Performance Measurement Index” means those companies within the S&P Biotechnology Select Industry Index (or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Administrator in good faith) on the first day of the Performance Cycle and that are publicly traded during the entire Performance Cycle (or Sale Event Performance Cycle, as applicable).

(g)“Performance Cycle” means the three-year period commencing on the Performance Cycle Start Date and ending on Performance Cycle End Date.

(h)“Sale Event” shall have the same meaning as that set forth in the Plan.

(i)“Sale Event Date” means with respect to a Sale Event Performance Cycle, the date immediately prior to the consummation of the Sale Event.

(j)“Sale Event Performance Cycle” means the Performance Cycle that is shortened by the Administrator such that the period shall be deemed to have concluded as of the Sale Event Date.

(k)“Sale Event Termination” means (i) the termination by the Company (or its successor) or a Service Recipient, as applicable, of the Grantee’s Service Relationship for any reason other than for Cause, death or disability; or (ii) the termination by the Grantee of the Grantee’s employment for Good Reason, in either case within twelve (12) months following a Sale Event.

(l)“Service Recipient” means the Company (or its successor) or the Subsidiary with which the Grantee has a Service Relationship.

(m)“Service Relationship” means the Grantee’s service to the Company (or its successor) or any of its Subsidiaries as an employee, consultant or director.

(n)“Stock Price” means, as of a particular date, the average closing price of one share of Stock for the twenty (20) consecutive trading days ending on the trading day immediately prior to such date (or, ending on such date, for the Closing Stock Price); provided however, that in the event of a Sale Event of the Company, the Stock Price as of the Sale Event Date shall equal the fair market value, as determined by the Administrator in its discretion, of the total consideration paid in the transaction resulting in the Sale Event for one share of Stock.

(o)“Target Award” means the target number of PSUs as set forth above in this Agreement.

(p)“Total Shareholder Return” means, with respect to the Performance Cycle (or Sale Event Performance Cycle, as applicable), the total percentage return per share, achieved by the Stock assuming contemporaneous reinvestment in the Stock of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares of Stock) at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price, and the Closing Stock Price for the last day of the Performance Cycle or, in the case of a Sale Event Performance Cycle, the Stock Price as of the Sale Event Date.

7.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, which is incorporated herein by reference, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.Tax Withholding.

(a)The Grantee acknowledges that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the subsequent sale of shares of Stock acquired pursuant to such vesting and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, he or she acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Administrator to satisfy all Tax-Related Items. In this regard, the Grantee authorizes and directs the Company to cause its transfer agent and any manager of the Company’s stock plan benefits to sell on the Grantee’s behalf a whole number of shares of Stock from those shares of Stock issued to the Grantee necessary to satisfy the Tax-Related Items withholding obligations. The Grantee acknowledges that the Grantee shall have no control over the timing of such mandatory sale, and the Company shall use the proceeds from such sale to satisfy the Grantee’s liability for Tax-Related Items.

(c)Notwithstanding the foregoing, if such mandatory sale is prevented by a legal, contractual, regulatory or accounting restriction or if the obligation for Tax-Related Items arises other than in connection with the vesting (and associated settlement) of the PSUs, the

Grantee authorizes the Company and/or the Service Recipient, or their respective agents, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Grantee to make a payment in a form acceptable to the Company; (ii) withholding from wages or other cash compensation paid to the Grantee by the Company, including director fees, and/or the Service Recipient; (iii) withholding in shares of Stock to be issued upon vesting of the PSUs (provided, in the case of Section 16 officer of the Company subject to Section 16 of the Exchange Act of 1934 (the “Exchange Act”), that this method is authorized by the Administrator as constituted in accordance with Rule 16b-3 under the Exchange Act); or (iv) any other method of withholding determined by the Administrator and permitted by applicable law.

(d)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Stock, or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested PSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(e)The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

9.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

10.No Obligation to Continue Service Relationship. Neither the Company nor any Service Recipient is obligated by or as a result of the Plan or this Agreement to continue the Grantee in a Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Service Recipient to terminate the service of the Grantee at any time.

11.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

12.Recoupment Policy. This Award and Agreement shall be subject to the Company’s Policy for Recoupment of Incentive Compensation as may be amended from time to time (“Recoupment Policy") to the extent such policy is applicable to the Grantee. To the extent the Grantee’s Employment Agreement or any other agreement between the Grantee and any Service Recipient, or the Change in Control Severance Plan or any other policy or plan (but excluding the Recoupment Policy) that may apply to the Grantee, contains provisions regarding performance-

based equity that are less favorable to the Grantee than those provided by this Agreement, this Agreement shall govern with respect to this Award. In no event will the Grantee be eligible for duplicative benefits under this Agreement and any other plan, policy or agreement.

13.Personal Data. In order to administer the Plan, perform its obligations under this Agreement, and to implement or structure future equity grants, the Company may collect and process the Grantee’s personal data, including sharing it with its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) in connection with administering the Plan and performing its obligations under the Agreement. The Company may also transfer Grantee’s personal data to countries with privacy laws that may be less protective than those of the Grantee’s country. “Exhibit B,” incorporated by reference into this Agreement, further describes how Grantee’s personal data will be processed and Grantee’s rights with respect to personal data processed for the purposes of administering the Plan and this Agreement.

14.Governing Law and Venue. This Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, applied without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

15.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be granted under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn D. Haviland
Name:	Kathryn D. Haviland
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

FIRST NAME LAST NAME

ADDRESS LINE 1

ADDRESS LINE 2

CITY STATE

COUNTRY

ZIPCODE

EXHIBIT A

Performance Multiplier For Performance Cycle

The Performance Multiplier for the Performance Cycle shall be determined as follows:

Total Shareholder Return Percentile Rank within the Performance Measurement Index	Performance Multiplier if Total Shareholder Return is ≥ 0%	Performance Multiplier if Total Shareholder Return is < 0%
100th Percentile or higher	200%	100%
75th Percentile	150%	100%
50th Percentile	100%	100%
25th Percentile	50%	50%
Below 25th Percentile	0%	0%

If the Total Shareholder Return for the Performance Cycle ranks between two of the Percentile Ranks above, then the Performance Multiplier shall be determined by using linear interpolation. For purposes of clarity, (i) in no event shall more than 200% of the Target Award be awardable; and (ii) in the event the Total Shareholder Return does not equal or exceed the 25th percentile, no portion of the Target Award shall be awardable. Notwithstanding anything herein to the contrary, if the Total Shareholder Return in a Performance Cycle is a negative percentage, then in no event shall more than 100% of the Target Award be awardable, even if the Total Shareholder Return would result in a greater percentage pursuant to the table above.

EXHIBIT B

PRIVACY NOTICE

If you, as the Grantee, choose to participate in the Plan, the Company will collect, use, disclose, and retain certain personal data about you. This Privacy Notice describes how your personal data will be used and to whom it will be disclosed. It also describes your rights with respect to your personal data.

Your personal data is information that identifies you or could reasonably be used to identify you. Your personal data will be processed by the Company (the Data Controller) and Relevant Companies as necessary for the performance of this Agreement and to administer the Plan.

Collection and Use of Personal Data

Personal data collected includes Social Security or other identification number, email address and telephone number, home address, date of birth, salary, nationality, and job title.

Additionally, information about your shares of Stock or directorships held in the Company, details of all PSUs, Stock Options or any other entitlement to or eligibility for shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor and other information for which collection and processing is necessary for the purpose of implementing and administering the Plan and/or general performance of this Agreement.

Sharing of Personal Data

Your personal data will be shared with one or more of the Company’s Subsidiaries, affiliates and certain third-party service providers (“Relevant Companies”) in connection with administering the Plan and performing its obligations under the Agreement.

When sharing your personal data with a third-party service provider, we do so for purposes of administering the Plan and we enter into a contract with the service provider that describes the purposes for sharing your personal data and requires the third-party recipient to protect the confidentiality of and secure the personal data shared, and prohibits use or disclosure of the personal data for any purpose except performing the services under the contract, or as necessary to comply with applicable law.

Transfers of Personal Data

Your personal data may be sent to the Company and Relevant Companies in the United States or any country where we have operations or in which we engage service providers, which may include locations outside of your country of residence and where data protection rules may be different from those of your country. In certain circumstances, courts, law enforcement agencies, regulatory agencies or security authorities in those other countries may be entitled to access your personal data.

If you are located in the European Economic Area (“EEA”), United Kingdom or Switzerland, your personal data may be transferred to any of the Relevant Companies in non-EEA countries that are recognized by the European Commission as providing an adequate level of data protection. For transfers of your personal data to countries not considered adequate by the European Commission, the Company has implemented adequate measures to protect your personal data (for example, putting in place contractual arrangements approved by the European Commission, or Standard Contractual Clauses).

Security

The Company will use reasonable technical, administrative and physical safeguards to help protect your personal data from loss, misuse and unauthorized access or disclosure.

Retention of Information

Your personal data will be retained in accordance with the Company’s legitimate business needs and for purposes of compliance with legal, regulatory, audit and tax requirements for as long as allowed by applicable law. After this period, personal data will be deleted, unless the Company has a legal basis to retain it for a different purpose.

Privacy Rights

Depending on the laws applicable to your location (e.g., European Economic Area, Switzerland, United Kingdom, and various US state laws), you may have the right to request access to, modify, export, delete, etc. your personal data. These rights are not absolute and only apply in certain circumstances. This means that the Company may be unable or not obligated to grant your request, for example, due to legal requirements to which the Company is subject.

In some cases, in order to grant a request to exercise your rights, the Company may need to collect additional information from you to verify your identity, such as a government-issued identification. The Company will not discriminate against you for exercising your rights, but you will be unable to participate in the Plan if the Company is not able to process your personal data.

In many countries (e.g., European Economic Area Member States, Switzerland, the United Kingdom, etc.) the country Data Protection Authority (DPA) is responsible for making sure that applicable data protection laws are followed. For more information about your privacy rights, or if you wish to file a complaint, you may contact your local DPA. A list of European Union supervisory authorities is available here: https://edpb.europa.eu/about-edpb/board/members_en; United Kingdom - Information Commissioner’s Office (ICO): https://ico.org.uk; Switzerland – Federal Data Protection and Information Commissioner: Data Protection - Switzerland (admin.ch).

Contact Us

Questions about this Privacy Notice, to exercise applicable rights related to your personal data, or for more information about the Company’s privacy and data protection practices, please contact us at the appropriate locations:

EEA, Switzerland, or UK

EUPrivacy@blueprintmedicines.com

United States

Privacy@blueprintmedicines.com

EXHIBIT C

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT FOR EMPLOYEES

UNDER THE BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

General Terms and Conditions for Non-U.S. Grantees

This Exhibit C, which is part of the Performance-Based Restricted Stock Unit Award Agreement for Employees, contains additional terms and conditions that will apply to the Grantee if residing outside the United States.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Performance-Based Restricted Stock Unit Award Agreement for Employees.

1.	Nature of Grant. In accepting the PSUs, the Grantee acknowledges, understands and agrees that:
(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of all decisions with respect to future or other grants, if any, will be at the sole discretion of the Company;

(c)	the PSUs and the Grantee’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company or any Subsidiary;
(d)	the Grantee is voluntarily participating in the Plan;
(e)	the PSUs and the shares of Stock subject to the PSUs are not intended to replace any pension rights, Director fees or compensation;
(f)

the PSUs and the shares of Stock subject to the PSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, and do not confer on Grantee any right to receive Director fees or other compensation in any specific amount;

(g)

unless otherwise agreed with the Company, the PSUs and the shares of Stock subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary;

(h)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)	no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of the Grantee’s service as a member of the Board (for any reason whatsoever);
(j)

the Company shall not be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Grantee pursuant to the settlement of the PSUs or the subsequent sale of any shares of Stock acquired upon settlement.

2.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Stock.  The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

3.

Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.

Imposition of Other Requirements.  The Company reserves the right to impose any other requirements on the Grantee’s participation in the Plan, on the PSUs and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.

Insider Trading Restrictions/Market Abuse Laws.  The Grantee acknowledges that, depending on the Grantee’s country, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect the ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., PSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult a personal legal advisor on this matter.

6.

Foreign Asset/Account Reporting; Exchange Controls.  The Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Grantee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country.  The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country.  The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt.  The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations, and the Grantee is advised to consult a personal legal advisor for any details.

EXHIBIT D

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES

UNDER THE BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Performance-Based Restricted Stock Unit Award Agreement for Employees and the General Terms and Conditions for Non-U.S. Grantees attached thereto as Exhibit C.

Terms and Conditions

This Exhibit D includes additional terms and conditions that govern the PSUs granted to the Grantee if the Grantee resides and/or works in a country listed below.  If the Grantee moves to another country after receiving the grant of the PSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

Notifications

This Exhibit D also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2023.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Exhibit D as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the PSUs vest or the Grantee sells shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result.  Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes), the information contained herein may not be applicable to the Grantee in the same manner.

FRANCE

Notifications

PSUs Not French-Qualified.  The PSUs granted under this Agreement are not intended to qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English.  By accepting the PSUs, the Grantee confirms having read and understood the Plan and the Agreement, including Exhibits A, B, C and this Exhibit D, and all terms and conditions included therein, which were provided in the English language.  The Grantee accepts the terms of those documents accordingly.

En acceptant les PSUs, le Titulaire de les PSUs confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de les PSUs accepte les dispositions de ces documents en connaissance de cause.

Exchange Control Information.  If the Grantee imports or exports cash (e.g., proceeds from the sale of shares of Stock acquired under the Plan) with a value equal to or exceeding a certain threshold (currently €10,000), and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities.

Foreign Asset/Account Reporting Information.  The Grantee must report any shares of Stock and bank or brokerage accounts he or she holds outside France (including any accounts that were opened, used and/or closed during the tax year) on an annual basis, on form No. 3916, together with their income tax return.  It is the Grantee’s responsibility to comply with French foreign asset and account reporting requirements, and neither the Company nor the Service Recipient will be liable for any resulting fines or penalties.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of shares of Stock into Germany) must be reported monthly to the German Federal Bank.  In the event that German residents make or receive a payment in excess of this amount, the resident must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website: www.bundesbank.de.  Additional reporting to the Bundesbank via email or telephone may be required.

Foreign Asset/Account Reporting Information.  If the acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Grantee will need to report the acquisition when the Grantee files his or her tax return for the relevant year.  A qualified participation is attained if (i) the value of the shares of Stock acquired exceeds €150,000 or (ii) in the unlikely event the Grantee holds shares of Stock exceeding 10% of the Company’s total Stock.

ITALY

Terms and Conditions

Plan Document Acknowledgment.  By accepting the PSUs, the Grantee acknowledges that the Grantee has received a copy of the Plan and the Agreement, including Exhibits A, B, C and this Exhibit D, has reviewed these documents in their entirety and fully understands and accepts all provisions contained therein.  The Grantee further acknowledges that the Grantee has read and specifically and expressly approves the provisions regarding Section 3: “Termination of Service Relationship,” Section 8: “Tax Withholding,” Section 10: “No Obligation to Continue Service

Relationship,” Section 12: “Personal Data,” and Section 14: “Governing Law and Venue” in the Agreement, as well as Section 1: “Nature of Grant,” and Section 3: “Language” in Exhibit C.

Notifications

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule, or on a special form if he or she is not required to file a tax return) for the year during which the assets are held.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets.  Italian residents are subject to a tax on the value of financial assets held outside Italy if the value of such assets exceeds a certain threshold. The taxable amount will be the fair market value of the financial assets (e.g., PSUs, shares of Stock) assessed on December 31 or on the last day of the year that the assets were held (if shares of Stock are acquired or sold during the year, the taxable amount is reduced in proportion to the number of days the shares were held during the calendar year).  The tax is assessed as part of the annual tax return.

NETHERLANDS

There are no country-specific provisions.

SPAIN

Notifications

Foreign Asset/Account Reporting Requirement Information.  To the extent the Grantee holds shares of Stock or has a bank account outside of Spain with a value in excess of €50,000 (for each type of asset category) as of December 31 each year, the Grantee will be required to report information on such assets and/or accounts on their tax return Form 720 for such year.  After such shares of Stock or accounts are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported shares or accounts increases by more than €20,000 (for each type of asset category) as of each subsequent December 31, or if the Grantee sells shares of Stock or closes a bank account that was previously reported.

Further, the Grantee is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, as well as the securities (including shares of Stock acquired under the Plan) held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 exceed €1,000,000.  More frequent reporting is required if such transaction value or account balances exceed €1,000,000.

Labor Law Acknowledgment.  This provision supplements Section 2: “Nature of Grant” in Exhibit C:

By accepting the PSUs, the Grantee acknowledges, understands and agrees that the Grantee is voluntarily participating in the Plan and has received a copy of the Plan.  The Grantee acknowledges having read and accepts Section 3: “Termination of Service Relationship” of this Agreement, and Section 1: “Nature of Grant” of Exhibit C.

The Grantee understands that the Company, in its sole discretion, has unilaterally, gratuitously and in its sole discretion decided to grant PSUs under the Plan to individuals who may be officers, employees, Non-Employee Directors and other key persons (including Consultants) of the Company and its Subsidiaries.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis over and above the specific terms of the Plan.  Consequently, the Grantee understands that the PSUs are granted on the assumption and condition that neither the PSUs nor the shares of Stock acquired at vesting of the PSUs shall become a part of any employment or other service contract (either with the Company or any of its Subsidiaries or affiliates) nor shall they be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Further, the Grantee understands and freely accepts that the future value of the PSUs and shares of Stock is unknown and unpredictable.  In addition, the Grantee understands that the grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the PSUs grant shall be null and void.

The Grantee also understands and agrees that subject to any exceptions set forth in Section 3: “Termination of Service Relationship” of this Agreement, in the event of the termination of the Grantee’s Service Relationship for any reason (including the reasons listed below), the PSUs will cease vesting and any entitlement to exercise vested PSUs will start to run immediately effective on the date the Grantee is no longer providing services to the Service Recipient or the Company or any of its Subsidiaries.  In particular, the Grantee understands and agrees that any unvested PSUs will be forfeited without entitlement to the underlying shares of Stock or to any amount as indemnification in the event of a termination of the Grantee’s Service Relationship as described in the Agreement prior to vesting of the PSUs by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (e.g., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.

Securities Law Information.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the PSUs.  The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

SWITZERLAND

Notifications

Securities Law Information. The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or service provider of the Company or a Subsidiary or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

Foreign Asset / Account Reporting Information.  Swiss residents are required to declare all of their foreign bank and brokerage accounts in which they hold cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on in their tax return. This includes PSUs granted to the Grantee under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Grantee is required to file with the Grantee’s tax return.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes.  The following provision supplements Section 8: “Tax Withholding” in the Agreement:

Without limitation to Section 8 of the Agreement, the Grantee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient, as applicable, or by His Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Grantee also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Grantee understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Grantee, if the indemnification could be considered to be a loan.  In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Grantee by any of the means referred to in Section 8 of the Agreement.

Section 431 Election.  If the Grantee is or becomes a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) prior to vesting of the PSUs, the Company may require, as a condition of participation in the Plan and the settlement of the PSUs, that the Grantee enter into, jointly with the Service Recipient, an election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003) (the “431 Election”).  This election will be to treat the shares of Stock acquired pursuant to the vesting of the PSUs as if such shares were not restricted securities (for U.K. tax purposes only) despite the Company's clawback policy under the U.S.

Dodd-Frank Act of 2010.  If the Grantee does not enter into the 431 Election if and when requested by the Company, the Grantee will not be entitled to vest in the PSUs and no shares of Stock will be issued to the Grantee, without any liability to the Company, the Service Recipient or any Subsidiary or affiliate.